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                                                                      Exhibit 11

                              WOLVERINE TUBE, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                              Three-month period ended:     Nine-month period ended:
                                              -------------------------     ------------------------

                                            September 27,   September 28,  September 27, September 28,
                                                1997            1996           1997          1996
                                                ----            ----           ----          ----
Income before extraordinary
  item .................................      $  7,289       $  9,580       $ 23,189       $ 30,277
Extraordinary item, net of
  tax ..................................            --             --         (4,738)            --
Preferred dividends ....................           (70)           (70)          (210)          (210)
                                              --------       --------       --------       --------
Net income applicable to
  Common shares ........................      $  7,219       $  9,510       $ 18,421       $ 30,067
                                              ========       ========       ========       ========

Weighted average common
  shares outstanding ...................        14,057         13,824         14,018         13,744
Common equivalent shares
  outstanding ..........................           183            391            209            447
                                              --------       --------       --------       --------
Weighted average common
  and common equivalent shares
  outstanding ..........................        14,240         14,215         14,227         14,191
                                              ========       ========       ========       ========

Earnings Per Share:
Income before extraordinary
  item .................................      $    .51       $    .67       $   1.61       $   2.12
Extraordinary item .....................            --             --           (.33)            --
                                                             --------       --------       --------
Net income per common
  share ................................      $    .51       $    .67       $   1.28       $   2.12
                                              ========       ========       ========       ========









--------------------
(1) Represents shares issuable upon the exercise of stock options based upon the treasury stock method using the average market price per share. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.







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